Exhibit 5

LETTERHEAD OF

BROOKS, PIERCE, MCLENDON,HUMPHREY & LEONARD, L.L.P.

March 17, 2014

The Board of Directors

Entegra Financial Corp.

220 One Center Court

Franklin, North Carolina 28734

Re:	Entegra Financial Corp. (a North Carolina corporation)

Common Stock, No Par Value Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, no par value per share (“Common Stock”) of Entegra Financial Corp. (a North Carolina corporation) (the “Company”). We have reviewed the Company’s Amended and Restated Articles of Incorporation, the Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on March 17, 2014 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1, as the same may be amended or supplemented from time to time.

Very truly yours,

/s/ Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.